Exhibit 10.7

TAX MATTERS AGREEMENT

by and among

GENERAL ELECTRIC COMPANY,
GENERAL ELECTRIC CAPITAL CORPORATION,
GE FINANCIAL ASSURANCE HOLDINGS, INC.,
GEI, INC.,

and

GENWORTH FINANCIAL, INC.

Dated as of

             ,       , 2004

i

TAX MATTERS AGREEMENT

This Agreement is made this           day of                     , 2004 among the General Electric Company, a New York corporation (“GE”), General Electric Capital Corporation, a Delaware corporation (“GECC”), GEI, Inc., a Delaware corporation (“GEI”), GE Financial Assurance Holdings, Inc., a Delaware corporation (“GEFAHI”, and collectively with GE, GEI, and GECC, the “GE Parties”), and Genworth Financial, Inc., a Delaware corporation (“Genworth”).

A.   Pursuant to the Master Agreement dated as of                          , 2004 among the GE Parties and Genworth (the “Master Agreement”), Genworth has agreed, on the terms and subject to the conditions set forth in the Master Agreement, to acquire (the “Acquisition”), directly or indirectly, all the outstanding shares of stock of GNA Corporation, Inc., a Washington corporation (“GNA”), and certain other Subsidiaries of GE (GNA and such other Subsidiaries, together with Genworth, the “Genworth Companies”) in a transaction that will constitute (as to certain of such Genworth Companies) a qualified stock purchase within the meaning of Section 338(d)(3) of the Code.

B.   GE and certain of the Genworth Companies have been members of an affiliated group of corporations of which GE is the common parent (the “GE Affiliated Group”) within the meaning of Section 1504(a) of the Code, and the members of the GE Affiliated Group have heretofore filed United States federal income tax returns on a consolidated basis (the “GE Consolidated Returns”) pursuant to Section 1501 of the Code.

C.   Certain of GE and its Affiliates have heretofore joined in the filing of certain combined, consolidated, or other similar United States state, local, or other governmental or foreign

ii

income or franchise tax returns (the “GE Combined Returns”), and each group filing such a return that includes any Genworth Company and at least one of GE or a non-Genworth Affiliate of GE is designated a “Combined Group.”

D.   GEFAHI and certain of its Subsidiaries have entered into a Tax Allocation Agreement effective November 5, 1997 and supplemented and modified effective December 4, 2001 (the “GEFAHI Tax Allocation Agreement”).

E.   General Electric Capital Assurance Corporation, a Delaware corporation (“GECA”), which is a wholly owned indirect subsidiary of GEFAHI, and the Subsidiaries of GECA that are domestic life insurance companies, including Union Fidelity Life Insurance Company, an Illinois corporation  (“UFLIC”), have been treated as members of an affiliated group of life insurance companies of which GECA is the common parent (the “GECA Affiliated Group”) pursuant to Section 1504(c)(1) of the Code, and the members of the GECA Affiliated Group have heretofore filed United States federal income tax returns on a consolidated basis pursuant to Section 1501 of the Code.

F.   GECA, UFLIC, and the other Subsidiaries of GECA that are domestic life insurance companies have entered into a Tax Allocation Agreement effective December 31, 1995 and amended as of December 31, 2001 (the “GECA Tax Allocation Agreement”).

G.   GECC and certain of the Subsidiaries of GECC have entered into a Federal Income Tax Allocation Agreement effective June 1, 2001 (the “GECC Tax Allocation Agreement”).

H.   As a consequence of the Acquisition and the Initial Public Offering, the Genworth Companies that have been members of the GE Affiliated Group will no longer be members of the GE Affiliated Group, one or more of the Genworth Companies may no longer be members of a Combined Group, and UFLIC will no longer be a member of the GECA Affiliated Group.

I.   The GE Affiliated Group has received a private letter ruling (the “Ruling”) from the IRS dated October 6, 2003, based on submissions dated August 7, 2003, August 29, 2003, and September 24, 2003 (the “Submissions”) with respect to the Acquisition.

J.   The parties to this Agreement desire to make certain covenants with respect to tax matters and to allocate the liability for certain United States and foreign federal, state, local, and other taxes that may be owed to or asserted by United States or foreign federal, state, local, or other governmental taxing authorities, and to provide for the allocation of any Tax benefits which may arise as a result of any Section 338 Election.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, and conditions contained in this Agreement, the parties to this Agreement agree as follows:

SECTION 1.   Definitions.  (a)    The term “Acceleration Event” means (1) as to Genworth, that any Person or group of Persons acting in concert (other than GE and its Affiliates) acquires Effective Control of Genworth, and (2) as to any Subsidiary of Genworth, that (i) any Person or group of Persons acting in concert (other than Genworth and its Affiliates) acquires Effective Control of such Subsidiary of Genworth, or (ii) Genworth and its Affiliates otherwise cease to have Effective Control of such Subsidiary of Genworth; provided, however, that in no event shall a sale of stock of Genworth by GE or its Affiliates be treated as constituting an Acceleration Event.

(b)  The term “Acceleration Fraction” has the meaning specified in Section 9(d)(2).

(c)  The term “Acquisition” has the meaning specified in Recital A of this Agreement.

(d)  The term “Adjustment Payment” has the meaning specified in Section 13 of this Agreement.

(e)  The term “Affiliate” has the meaning specified in Section 1.1 of the Master Agreement.

(f)  The term “After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Liabilities, the amount of such Liabilities will be determined net of any reduction in Tax derived by the indemnified party as the result of sustaining or paying such Liabilities, and the amount of such indemnification payment will be increased (i.e., “grossed up”) by the amount necessary to satisfy any income or franchise Tax liabilities incurred by the indemnified party as a result of its receipt of, or right to receive, such indemnification payment (as so increased), so that the indemnified party is put in the same net after-Tax economic position (taking into account all amounts payable under Section 9 and all other relevant facts and circumstances) as if it had not incurred such Liabilities, in each case without taking into account any impact on the tax basis that an indemnified party has in its assets.

(g)  The term “Agreement” means this Tax Matters Agreement.

(h)  The term “Brookfield” means Brookfield Life Insurance Co., Ltd., a Bermuda corporation.

(i)  The term “Brookfield Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of June 26, 2003, made among Brookfield, GECC, GE Capital Asia Investments, a Delaware corporation, GEFAHI, and American International Reinsurance Company, Ltd., a Bermuda company.

(j)  The term “Brookfield Taxes” means the excess (if any) of (1) the actual Tax liability of Brookfield for the Taxable Year ending December 31, 2003, over (2) the sum of (i) the amount of such Tax liability determined without regard to the sale of the GEFA-Japan Shares pursuant to the Brookfield Stock Purchase Agreement, and (ii) $200 million.

(k)  The term “Closing” has the meaning specified in Section 3.1 of the Master Agreement.

(l)  The term “Closing Date” has the meaning specified in Section 3.1 of the Master Agreement.

(m)  The term “Code” means the Internal Revenue Code of 1986, as amended.

(n)  The term “Combined Group” has the meaning specified in Recital C of this Agreement.

(o)  The term “Delayed Transfer Assets” has the meaning specified in Section 1.1 of the Master Agreement.

(p)  The term “Delayed Transfer Liabilities” has the meaning specified in Section 1.1 of the Master Agreement.

(q)  The term “Effective Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a business enterprise, whether through the ownership of voting stock, the use of a voting trust, contractual arrangements, or otherwise.

(r)  The term “Election Statement” has the meaning specified in Section 8(c) (2) of this Agreement.

(s)  The term “Final Allocation Schedule” has the meaning specified in Section 8(b) of this Agreement.

(t)  The term “Final Date” means the last date on which Genworth may be required to make a Tax Benefit Payment pursuant to Section 9(a).

(u)  The term “Final Determination” means a final “determination” as defined in Section 1313(a) of the Code or any other event (including the execution of a Form 870-AD) which finally and conclusively establishes the amount of any liability for Tax.

(v)  The term “GE” has the meaning specified in the Preamble of this Agreement.

(w)  The term “GE Affiliated Group” has the meaning specified in Recital B of this Agreement.

(x)  The term “GE Combined Returns” has the meaning specified in Recital C of this Agreement.

(y)  The term “GE Combined Taxes” has the meaning specified in Section 2 (a)(1) of this Agreement.

(z)  The term “GE Consolidated Returns” has the meaning specified in Recital B of this Agreement.

(aa)  The term “GE Consolidated Taxes” has the meaning specified in Section 2(a)(1) of this Agreement.

(bb)  The term “GE Parties” has the meaning specified in the Preamble of this Agreement.

(cc)  The term “GE Tax Services” has the meaning specified in Section 15(b) of this Agreement.

(dd)  The term “GECA” has the meaning specified in Recital E of this Agreement.

(ee)  The term “GECA Affiliated Group” has the meaning specified in Recital E of this Agreement.

(ff)  The term “GECA Tax Allocation Agreement” has the meaning specified in Recital F of this Agreement.

(gg)  The term “GECC” has the meaning specified in the Preamble of this Agreement.

(hh)  The term “GECC Tax Allocation Agreement” has the meaning specified in Recital G of this Agreement.

(ii)  The term “GEFA-Japan Shares” has the meaning specified in the Preliminary Statements of the Brookfield Stock Purchase Agreement.

(jj)  The term “GEFAHI” has the meaning specified in the Preamble of this Agreement.

(kk)  The term “GEFAHI Tax Allocation Agreement” has the meaning specified in Recital D of this Agreement.

(ll)  The term “GEI” has the meaning specified in the Preamble of this Agreement.

(mm)  The term “Genworth” has the meaning specified in the Preamble of this Agreement.

(nn)  The term “Genworth Asset” has the meaning specified in Section 2.2(a) of the Master Agreement.

(oo)  The term “Genworth Business” has the meaning specified in Section 1.1 of the Master Agreement.

(pp)  The term “Genworth Companies” has the meaning specified in Recital A of this Agreement.

(qq)  The term “Genworth Tax Services” has the meaning specified in Section 15(b) of this Agreement.

(rr)  The term “GNA” has the meaning specified in Recital A of this Agreement.

(ss)  The term “Initial Public Offering” has the meaning specified in Section 1.1 of the Master Agreement.

(tt)  The term “IRS” has the meaning specified in Section 1.1 of the Master Agreement.

(uu)  The term “IPO Date” means the date of closing of the Initial Public Offering.

(vv)  The term “Life/Non-Life Election” has the meaning specified in Section 2(a)(4).

(ww)  The term “Liabilities” has the meaning specified in Section 1.1 of the Master Agreement.

(xx)  The term “Master Agreement” has the meaning specified in Recital A of this Agreement.

(yy)  The term “Outstanding Obligations” has the meaning specified in Section 10 of this Agreement.

(zz)  The term “Person” has the meaning specified in Section 1.1 of the Master Agreement.

(aaa)  The term “Reinsurance Agreements” has the meaning specified in Section 1.1 of the Master Agreement.

(bbb)  The term “Reinsurance Transaction” means any reinsurance transaction pursuant to the Reinsurance Agreements, which, for the avoidance of doubt, does not include any deemed reinsurance transaction resulting from any Section 338 Election.

(ccc)  The term “Ruling” has the meaning specified in Recital I of this Agreement.

(ddd)  The term “Section 12 Rate” means the rate specified in Section 12, compounded on a daily basis.

(eee)  The term “Schedule B Date” means April 15, June 15, September 15, and December 15.

(fff)  Unless otherwise specified, the term “Section” means a section of this Agreement.

(ggg)  The term “Section 338 Election” means any election under Section 338(g) or (h)(10) of the Code (or any successor provision) or any comparable provision of state, local, or other governmental income or franchise tax law made pursuant to Section 8 of this Agreement.

(hhh)  The term “Section 338 Sale Return” means each Tax Return with respect to a Taxable Year that includes a deemed asset sale pursuant to a Section 338 Election, including any such Tax Return that is a consolidated return pursuant to Treas. Reg. § 1.338-10(a)(1).

(iii)  The term “Separation” has the meaning specified in Section 1.1 of the Master Agreement.

(jjj)  The term “Submissions” has the meaning specified in Recital I of this Agreement.

(kkk)  The term “Subsidiary” has the meaning specified in Section 1.1 of the Master Agreement.

(lll)  The term “Tax” has the meaning specified in Section 1.1 of the Master Agreement.

(mmm)  The term “Tax Attribute” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, alternative minimum tax credit, or other item (or carryforward or carryback thereof) which could reduce any Tax.

(nnn)  The term “Tax Benefit Payment” has the meaning specified in Section 9(a)(2).

(ooo)  The term “Tax Return” has the meaning specified in Section 1.1 of the Master Agreement.

(ppp)  The term “Taxable Year” means a taxable year as defined in Section 441(b) of the Code (and thus may include a period of less than 12 months for which a return is made).

(qqq)  The term “Taxing Authority” has the meaning specified in Section 1.1 of the Master Agreement.

(rrr)  The term “Transaction” means (1) the Separation; (2) any transfer of assets or assumption of liabilities pursuant to Section 3.2(c), (e), or (i) of the Master Agreement; (3) any other transfer of assets or assumption of liabilities pursuant to the Transaction Documents (including any deemed transfer of assets or assumption of liabilities as the result of any Section 338 Election) that is (i) completed on or before the Closing Date, and (ii) made other than in the ordinary course of business; and (4) any transfer of Delayed Transfer Assets or assumption of Delayed Transfer Liabilities, provided, however, that the term “Transaction” will in no event include any Reinsurance Transaction (but will include any dividend paid in connection with a Reinsurance Transaction).

(sss)  The term “Transaction Documents” has the meaning specified in Section 3.2 of the Master Agreement.

(ttt)  The term “Transaction Taxes” means for any Taxable Year the amount of Taxes incurred by the Genworth Companies that (1) result from the Transactions that occur in such Taxable Year, and (2) are payable with respect to such Taxable Year.

(uuu)  The term “Transfer Documents” has the meaning specified in Section 3.4 of the Master Agreement.

(vvv)  The term “Transition Services Agreement” has the meaning specified in Section 1.1 of the Master Agreement.

(www)  The term “UFLIC” has the meaning specified in Recital E of this Agreement.

(xxx)  Unless the context otherwise requires, references in this Agreement to any Person include the successors and assigns of such Person, and any references in this Agreement to the “GECC Tax Allocation Agreement” will include any successor or supplemental agreement reasonably acceptable to GE entered into in connection with any election made pursuant to Section 2(a)(4).

SECTION 2.   Filing of Tax Returns.  (a)  (1)  GE will prepare (or cause to be prepared) and file (or cause to be filed) all necessary GE Consolidated Returns for all Taxable Years (whether ending before, on, or after the Closing Date), all necessary GE Combined Returns for all Taxable Years (whether ending before, on, or after the Closing Date), and each Section 338 Sale Return.  GE will pay (i) any Taxes (“GE Consolidated Taxes”) with respect to such GE Consolidated Returns, (ii)  any Taxes (“GE Combined Taxes”) with respect to such GE Combined Returns, and (iii) any Transaction Taxes.  Genworth will pay all Taxes (other than Transaction Taxes) with respect to each Section 338 Sale Return (other than a GE Consolidated Return or GE Combined Return).

(2)  As promptly as reasonably practicable (and, in any event, no later than March 31, 2005), Genworth will provide GE with the necessary information relating to the Genworth Companies for GE to prepare such Tax Returns and to pay such GE Consolidated Taxes, GE Combined Taxes, and Transaction Taxes.  Subject to Section 2(a)(4), such information will be prepared by Genworth in a manner consistent with past practice, and will be subject to review, adjustment, and approval by GE, which approval may not be unreasonably withheld.

(3)  Subject to Section 2(a)(1), Genworth will have the right to be kept informed of, to consult with GE regarding, and to participate in, preparing and filing any Tax Returns described in Section 2(a)(1) to the extent that they may affect Genworth.  Except for any gain, loss, or other item resulting directly from a Transaction, each item on each Section 338 Sale Return (other than a GE Consolidated Return or a GE Combined Return) will be subject to review, adjustment, and approval by Genworth, which approval may not be unreasonably withheld.  If Genworth proposes an adjustment to any Genworth item (other than any gain, loss, or other such item resulting directly from a Transaction) on a GE Consolidated Return or a GE Combined Return, and GE unreasonably declines to accept such proposal, then each amount payable pursuant to this Agreement (including Section 5), the GEFAHI Tax Allocation Agreement, the GECC Tax Allocation Agreement, and the GECA Tax Allocation Agreement will be determined as if such proposal had been accepted.  For purposes of this Section 2 and Section 6, a failure to accept or to approve is unreasonable only if the proposal is reasonably expected (i) to result in lower aggregate Taxes of GE and Genworth and their Affiliates on a present value basis, and (ii) to have no adverse effect on GE and Genworth and their Affiliates (as determined on a combined basis) under generally accepted accounting principles.

(4)  At GE’s request, Genworth will cooperate fully, and will cause the Genworth Companies to cooperate fully, in the making of an election under Section 1504(c)(2) of the Code and Treasury Regulation Section 1.1502-47 (a “Life/Non-Life Election”) with respect to a Taxable Year ending after December 31, 2003, in a timely and valid manner.  GE will determine the time and manner for preparing and filing all documents required in connection with any such election, and Genworth will cooperate fully, and will cause Genworth Companies to cooperate fully, in preparing, executing and filing all such documents.  Genworth will use its best efforts to obtain any regulatory approvals necessary in connection with such election as soon as practicable after the date hereof.

(b)  (1)    Except as provided in Section 2(a), Genworth will prepare (or cause to be prepared) and file (or cause to be filed) all necessary United States federal, state, local, and other governmental and foreign Tax Returns with respect to the Genworth Companies for all

Taxable Years (whether ending before, on, or after the Closing Date).  Genworth will pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

(2)  Promptly, but no later than 180 days after the Closing Date (and, in any event, no later than 30 days prior to the due date (without extensions) of the relevant Tax Return), GE will provide Genworth with the necessary information relating to UFLIC for Genworth to prepare such Tax Returns and to pay such Taxes.  Such information will be prepared in a manner consistent with past practice, and will be subject to review, adjustment, and approval by Genworth, which approval may not be unreasonably withheld.

SECTION 3.   Indemnification by GE.  (a)  (1)  Subject to receipt of, and except for, the tax sharing payments required to be made to GE under Section 5, GE will indemnify and hold harmless on an After-Tax Basis the Genworth Companies, and each other Affiliate of Genworth, from and against, and reimburse each such Person for, any Liabilities with respect to (i) GE Consolidated Taxes for all Taxable Years (whether ending before, on, or after the Closing Date), including any such Liabilities with respect to any liability for such GE Consolidated Taxes pursuant to Treas. Reg. § 1.1502-6, (ii) GE Combined Taxes for all Taxable Years (whether ending before, on, or after the Closing Date), including any such Liabilities with respect to any liability for GE Combined Taxes pursuant to any provision comparable to Treas. Reg. § 1.1502-6, (iii) Transaction Taxes, (iv) any interest or Tax penalties incurred by a Genworth Company as a result of, or in connection with, taking a Tax position that such Genworth Company is required to take pursuant to this Agreement (but any such interest will be indemnified under this Section 3 only to the extent that it does not duplicate interest otherwise paid by GE to Genworth under other provisions hereof), and (v) any Brookfield Taxes.

(2)  (i)    For purposes of the definition of Transaction Taxes in Section 1(ttt), the amount of Taxes incurred by any Genworth Company that result from the Transactions that occur in any Taxable Year will be equal to (A) the actual Tax liability of such Genworth Company for such Taxable Year, reduced by (B) the Tax liability of such Genworth Company for such Taxable Year determined as if none of such Transactions had occurred.

(ii)  For purposes of Section 3(a)(2)(i), (A) in the case of any Tax governed by Section 5 of this Agreement, the GECA Tax Allocation Agreement, the GEFAHI Tax Allocation Agreement, or the GECC Tax Allocation Agreement, the Tax liability of any Genworth Company that is a member of the GECA Affiliated Group (except as provided in Section 3(a)(2)(ii)(C)) will be deemed to be equal to the liability allocated to such Genworth Company pursuant to the GECA Tax Allocation Agreement, the Tax liability of any Genworth Company that is a party to the GEFAHI Tax Allocation Agreement will be deemed to be equal to the liability allocated to such Genworth Company pursuant to the GEFAHI Tax Allocation Agreement, the Tax liability of any Genworth Company that is a party to the GECC Tax Allocation Agreement will be deemed to be equal to the liability allocated to such Genworth Company pursuant to the GECC Tax Allocation Agreement, and the Tax liability of any other Genworth Company that is a member of the GE Consolidated Group will be deemed to be equal to the liability allocated to such Genworth Company pursuant to Section 5 of this Agreement; (B) in the case of each such Genworth Company, the amount determined under Section 3(a)(2)(i) in respect of Taxes to which Section 3(a)(2)(ii)(A) applies will (as the result of the proviso in Section 5(a) and the second proviso in Section 11) be equal to zero; (C) the federal income Tax liability of GECA for any Taxable Year (other than a Taxable Year for which a Life/Non-Life Election is in effect) will be equal to the excess (if any) of (1) the consolidated federal income Tax liability of the GECA Affiliated Group, over (2) the aggregate amount of such liability allocated to other members of the GECA Affiliated Group pursuant to the GECA Tax Allocation Agreement; and (D) in respect of Florida or Illinois income Tax Returns of Genworth Companies that are insurance companies, the income Tax liability will be decreased in an amount equal to any reduction in Florida or Illinois premium, retaliatory, or similar Tax liability that the Genworth Company obtains or would obtain as a result of the income Tax liability, in each case, the calculation to be made with and without taking into account the Transactions and the Section 338 Elections.

(b)  GE will indemnify and hold harmless on an After-Tax Basis the Genworth Companies and each other Affiliate of Genworth from and against, and reimburse each such Person for, any Liabilities that such Person may at any time suffer or incur, or become subject to, as a result of or in connection with any failure by GE or any Affiliate of GE to perform any of its covenants or agreements under this Agreement.

(c)  Genworth will notify GE in writing within 30 days after receipt of any written communication to or by the Genworth Companies or any other Affiliate of Genworth from or with any Taxing Authority concerning Taxes for which indemnification may be claimed from GE pursuant to the provisions of this Section 3.  In addition, Genworth will notify GE in writing at least 15 days prior to the date on which Genworth, or any Affiliate of Genworth, intends to make a payment of any Taxes that are indemnifiable by GE pursuant to the provisions of this Section 3.  GE will notify Genworth in writing within 30 days after receipt of any written communication to or by GE or any Affiliate of GE from or with any Taxing Authority concerning Taxes owed by any Genworth Company or any Taxes for which indemnification may be claimed from Genworth pursuant to the provisions of Section 4.  In addition, GE will notify Genworth in writing at least 15 days prior to the date on which GE, or any Affiliate of GE, intends to make a payment of any Taxes that are indemnifiable by Genworth pursuant to the provisions of Section 4.  The failure by a party to notify another pursuant to this Section 3(c) or pursuant to any other provision of this Agreement will not constitute a waiver of any claim to indemnification under this Agreement in the absence of and except to the extent of material prejudice to the indemnifying party.

(d)  Indemnification payments under this Section 3 will be made in immediately available funds within 30 days after receipt by GE of a written request therefor.

SECTION 4.   Indemnification by Genworth.  (a)  Subject to receipt of, and except for, tax sharing payments from (or on behalf of) UFLIC pursuant to the GECA Tax Allocation Agreement (insofar as such GECA Tax Allocation Agreement remains in effect as to UFLIC pursuant to Section 11), Genworth will indemnify and hold harmless on an After-Tax Basis GE and each Affiliate of GE from and against, and reimburse each such Person for, any Liabilities (except for any Transaction Taxes, determined, for purposes of this parenthetical exception, without regard to Section 3(a)(2)(ii)(A) and (B), and except for any Liabilities described in Section 3(a)(1)(i), (ii), (iv), or (v)) with respect to (i) United States federal income Taxes of the GECA Affiliated Group for all Taxable Years (whether ending before, on, or after the Closing Date), including any such Liabilities with respect to any liability for such Taxes pursuant to Treas. Reg. § 1.1502-6, and (ii) United States federal, state, local, or other governmental or foreign income or franchise Taxes imposed on any Genworth Company for any Taxable Year (whether beginning before, on, or after the Closing Date).

(b)  Genworth will indemnify and hold harmless on an After-Tax Basis GE and each Affiliate of GE from and against, and reimburse each such Person for, any Liabilities that any such Person may at any time suffer or incur, or become subject to, as a result of or in connection with the failure by Genworth or any Affiliate of Genworth to perform any of its covenants or agreements under this Agreement.

(c)  Indemnification payments under this Section 4 will be made in immediately available funds within 30 days after receipt by Genworth of a written request therefor.

SECTION 5.   Tax Sharing Payments.  (a)  If any Genworth Company (other than any Genworth Company that is a party to the GEFAHI Tax Allocation Agreement or the GECC Tax Allocation Agreement for such Taxable Year) is included in the GE Consolidated Return for any Taxable Year ending on or after December 31, 2003, then Genworth will make a tax sharing payment to GE (or, notwithstanding Section 7(a), GE will make a tax sharing payment to Genworth) for such Taxable Year determined in a manner consistent with tax sharing practices existing as of the date of this Agreement (as determined in the reasonable discretion of GE); provided, however, that any amount payable pursuant to such existing tax sharing practices will be determined for all purposes of this Section 5 without taking into account any Transaction Taxes (determined for purposes of this proviso without regard to Section 3(a)(2)(ii)(A) and (B)).

(b)  Notwithstanding Section 7(a), if any Genworth Company (other than any Genworth Company that was a party to the GEFAHI Tax Allocation Agreement or the GECC Tax Allocation Agreement for such Taxable Year) is included in the GE Consolidated Return for any Taxable Year (whether ending before, on, or after the Closing Date), and if any adjustment is made, as the result of any amended return, audit, or otherwise, to any income, deduction, or other item of such Genworth Company for such Taxable Year, then Genworth will make a payment to GE (or GE will make a payment to Genworth) in accordance with existing tax sharing practices as of the date of this Agreement (as determined in the reasonable discretion of GE).  Such payment will be made in immediately available funds within 30 days after such adjustment becomes final together with interest at the rate applicable to underpayments or overpayments of Tax, as the case may be, from (but not including) the due date (without extensions) of the GE Consolidated Return for such Taxable Year to (and including) the date such payment is actually made;

provided, however, that in the case of any such adjustment for any Taxable Year that results from the carryback of any net operating loss or other Tax Attribute from any subsequent Taxable Year, such payment will be made together with interest at the rate applicable to underpayments or overpayments of Tax, as the case may be, from (but not including) the date on which the relevant Tax Return is filed for such subsequent Taxable Year to (and including) the date such payment is actually made.

(c)  Genworth will make estimated payments with respect to all amounts due pursuant to Section 5(a) in a manner consistent with the principles of Section 6655 of the Code.  At least three business days prior to the date on which GE intends to file the GE Consolidated Return for such Taxable Year (but in no event prior to the fifth day after Genworth receives notice of such intention), Genworth will pay to GE any excess of (1) the amount due under Section 5(a) in respect of such Genworth Company for such Taxable Year, over (2) the amount of such estimated payments for such Taxable Year, or GE will pay to Genworth an amount equal to any excess of the amount described in subparagraph (2) over the amount described in subparagraph (1).  Any such payment will be made in immediately available funds together with interest at the Section 12 Rate from (but not including) the due date (without extensions) of the GE Consolidated Return for such Taxable Year to (and including) the date on which such payment is actually made.

(d)  Nothing in this Section 5 will require Genworth to make any payment to GE (or GE to make any payment to Genworth) that would duplicate any amount previously paid in accordance with existing tax sharing practices.

(e)  The provisions of Section 5(a), (b), (c), and (d) will apply, mutatis mutandis, with respect to any Genworth Company included in any GE Combined Return.

SECTION 6.   Control.  (a)  Except as provided in Section 6(b), GE will have the exclusive right to file any amended Tax Returns and to control any audit or other administrative or judicial proceeding with respect to GE Consolidated Taxes, GE Combined Taxes, Transaction Taxes and/or the allocation shown on the Final Allocation Schedule, and the portion of any other audit or other administrative or judicial proceeding regarding any other matter that may result in any Tax liability with respect to which GE provides indemnification under this Agreement; provided, however, that (1) GE will not settle any such proceeding in a manner that would materially adversely affect Genworth without the consent of Genworth, which consent may not be unreasonably withheld, and (2) if GE unreasonably fails to accept a proposal by Genworth to file an amended Tax Return, then each amount payable pursuant to this Agreement will be determined as if such proposal had been accepted.

(b)  Genworth will have the exclusive right to file any amended Tax Returns and to control any audit or other administrative or judicial proceeding with respect to any Tax liability of Brookfield; provided, however, that (1) Genworth will not settle any such proceeding in a manner that would materially adversely affect GE without the consent of GE, which consent may not be unreasonably withheld, and (2) if Genworth unreasonably fails to accept a proposal by GE to file an amended Tax Return, then each amount payable pursuant to this Agreement will be determined as if such proposal had been accepted.

(c)  Subject to Section 6(a), GE will keep Genworth informed of, consult with Genworth regarding, and permit Genworth to participate in, any such filing, audit, or other judicial or administrative proceeding that may affect Genworth or any Affiliate of Genworth.

(d)  Except as otherwise provided in Section 6(a) and (b), Genworth will have the exclusive right to control any audit or other administrative or judicial proceeding with respect to the Tax liability of the Genworth Companies.

(e)  Subject to Section 6(d), Genworth will keep GE informed of, consult with GE regarding, and permit GE to participate in, any such filing, audit, or other judicial or administrative proceeding that may affect GE or any Affiliate of GE.

SECTION 7.   Refunds.  (a)  (1)  GE will be entitled to any refunds (including interest paid therewith) in respect of any GE Consolidated Taxes for any Taxable Year (whether ending before, on, or after the Closing Date), any GE Combined Taxes for any Taxable Year (whether ending before, on, or after the Closing Date), any Transaction Taxes, and any other Tax liability with respect to which GE provides indemnification under this Agreement.

(2)  UFLIC will be entitled to any amount payable to UFLIC in respect of any refunds, carrybacks, adjustments, or other items (including interest paid therewith) pursuant to the GECA Tax Allocation Agreement for any Taxable Year.

(b)  Except as provided in Section 7(a), Genworth will be entitled to any refunds (including interest paid therewith) in respect of any United States federal, state, local, or other governmental or foreign Tax liability of the Genworth Companies.

SECTION 8.   Section 338 Elections.  (a)  If GE determines in its sole and absolute discretion that an election will be made under Section 338(g) of the Code, Section 338(h)(10) of the Code, and/or any of the Treasury Regulations under Section 338 with respect to any of the Genworth Companies for which such election may properly be made, and/or that an election will be made under any comparable provision of state, local, or other governmental income or franchise tax law, then GE and Genworth will join in making, or Genworth will make, such election in a timely and valid manner, including by filing any necessary Forms 8023 and 8883 and any necessary attachments and comparable state forms.  Subject to Section 8(b), GE will determine the time and manner for preparing and filing all forms and documents required in connection with any such election, and Genworth will cooperate fully in preparing and filing all such forms and documents.

(b)  The parties agree that the “aggregate deemed sale price” and “adjusted grossed-up basis” (as such terms are defined in the regulations under Section 338 of the Code) with respect to each Section 338 Election will be determined by GE consistent with the principles of Section 338.  Such aggregate deemed sale price and adjusted grossed-up basis will initially be allocated as indicated on the pro forma schedule attached hereto as Schedule A.  Schedule A also includes projections of the Tax Benefit Payments to be made on each Schedule B Date under this Agreement (determined without regard to any items shown on Schedule D attached hereto).  As soon as practicable after the Closing, but in no event later than ten days prior to the last date on which the first Section 338 Election must be filed, GE will prepare a final tax allocation schedule (the “Final Allocation Schedule”) in a manner consistent with the principles applied and methodologies used in preparing Schedule A (and thus without regard to any items shown on Schedule D attached hereto), but taking into account (1) any difference between the actual fair market value as determined by GE of the Genworth common stock and any other consideration transferred at Closing and the estimated fair market value of such stock and other consideration used in preparing Schedule A, and (2) any difference between the value of any Genworth Asset as finally determined and the estimated value of such Genworth Asset used in preparing Schedule A.  GE will consult with Genworth in the preparation of the Final Allocation Schedule, but GE will have the exclusive right, subject to the principles of this paragraph and to Section 16, to make all determinations relating thereto.  The Final Allocation Schedule will be attached hereto as Schedule B, and Schedule B will also include projections as of each relevant Schedule B Date of the Tax Benefit Payments to be made under this Agreement (which projections will be prepared in a manner consistent with the principles applied and methodologies used in preparing the projections of such Tax Benefit Payments included in Schedule A).  Schedule B will thereafter be adjusted to reflect any inaccuracy of any of the assumptions contained therein, whether as a result of any change in fact or law, audit, amended return, or otherwise; provided, however, that Schedule B will not be adjusted to reflect any inaccuracy or change (i) relating to the assumed adequacy of the amount and character of Genworth’s taxable income, (ii) relating to the projected tax rate, (iii) to the extent attributable to Genworth’s breach of any covenant hereunder, (iv) relating to any item shown on Schedule D attached hereto, (v) in the tax basis of any asset of any Genworth Company (or any interest deduction) resulting from any payment made pursuant to Section 9(b)(2) or (3) in any Taxable Year, or (vi) in the tax basis of any asset of any Genworth Company resulting from any compensation paid as described in Section 9(a)(1)(ii) in any Taxable Year.  If Genworth or any of its Affiliates receives notice that the allocations on Schedule B may be examined, reviewed, or disputed by any Taxing Authority, Genworth will promptly notify GE in writing to that effect.  If GE or any of its Affiliates receives notice that the allocations on Schedule B may be examined, reviewed, or disputed by any Taxing Authority, GE will promptly notify Genworth in writing to that effect.  The total projected Tax Benefit Payments by Genworth on Schedule B (as originally attached hereto or as adjusted under this Section 8(b)) will not exceed $640 million.

(c)  (1)  GE and Genworth agree to treat the deemed transfer of insurance contracts pursuant to each such Section 338 Election as a deemed assumption reinsurance transaction for United States federal income tax purposes in accordance with proposed Treas. Reg. § 1.338-11 (or any successor proposed or final regulations).

(2)  If the combined federal income tax liability of GE and its Affiliates and Genworth and its Affiliates is likely (in the reasonable judgment of GE) to be reduced as the result of any election under Treas. Reg. § 1.848-2(g) with respect to any Reinsurance Transaction (including any novation pursuant thereto) or any deemed assumption reinsurance transaction described in Section 8(c), then GE and Genworth will make (or cause to made) any such election.  Any such election will be made by executing (or causing to be executed) an Election Statement substantially in the form attached hereto as Annex A (in the case of any Reinsurance Transaction) or Annex B (in the case of any deemed assumption reinsurance transaction) prior to the earliest due date of any federal income tax return to which a schedule must be attached pursuant to Treas. Reg. § 1.848-2(g)(8)(ii) in respect of such election (or on such earlier date as may be requested by GE or Genworth).  The parties will treat any such Election Statements as addenda to the relevant reinsurance agreements (in the case of any Reinsurance Transactions) or to this

Agreement (in the case of any deemed reinsurance transactions).  No such election will be revoked without the express prior written consent of both GE and Genworth.

(3)  Genworth will prepare (or cause to be prepared), subject to review, adjustment, and approval by GE, a schedule as described in Treas. Reg. § 1.848-2(g)(8)(ii) in respect of each such election, and each of Genworth (as to the Genworth Companies) and GE (as to itself and its Affiliates) will attach (or cause to be attached) such schedule in duly executed form to the applicable United States federal income Tax Return for the first Taxable Year ending after the applicable election becomes effective.

(d)  From and after the time that Genworth is no longer 100%-owned by GE (or its Affiliates), Genworth will, and will cause each of the Subsidiaries of Genworth to, comply with each of the representations made in the Submissions or stated in the Ruling, extend the statute of limitations to the extent requested as described in the caveat in the Ruling, and otherwise comply with and conform to all applicable conditions of the Ruling; provided that this Section 8(d) will not make Genworth responsible for any action or omission of any Person other than Genworth or a Subsidiary of Genworth.

SECTION 9.   Tax Benefit Payments.  (a)  (1)  Not later than 30 days after the due date (with extensions) for the filing by any Genworth Company of any United States federal, Florida, or Illinois income Tax Return (other than an estimated return), or any consolidated, combined, or other similar federal, Florida, or Illinois income Tax Return (other than an estimated return) that includes any Genworth Company, for any Taxable Year ending after the Closing Date and on or before the twenty-fifth anniversary of the Closing Date, Genworth will determine

(subject to review, adjustment, and approval by GE, which approval may not be unreasonably withheld) the hypothetical Tax liability that would have been shown on such return if each of the assumptions set forth below is made (solely for purposes of such hypothetical determination).

(i)  None of the elections contemplated by Section 8 is made.

(ii)  No deduction is allowed for compensation (including without limitation any deduction for amounts treated as compensation under Treas. Reg. § 1.83-7) payable by GE or any Affiliate of GE (other than a Genworth Company) to any employee of any Genworth Company in cash, stock or other property.

(iii)  In respect of Florida or Illinois income Tax Returns of any Genworth Company that is an insurance company, the hypothetical income Tax liability for any Taxable Year will be decreased in an amount equal to any reduction in Florida or Illinois premium, retaliatory, or similar Tax liability that such Genworth Company would have obtained at any time as a result of such hypothetical income Tax liability for such Taxable Year.

(iv)  In respect of any Florida or Illinois income Tax Returns of Genworth Companies that are not insurance companies, the hypothetical income Tax liability will be deemed to be equal to zero.

(2)  (i)   For each Taxable Year described in Section 9(a)(1), Genworth will make one or more payments (payments made by Genworth under this Section 9(a), Section 9(d), or Section 9(e) being hereinafter referred to as “Tax Benefit Payments”) to GEFAHI in an aggregate amount equal to 80 percent of the excess (if any) of (A) the hypothetical Tax liability (as determined under Section 9(a)(1)) that would have been shown on each Tax Return to which Section 9(a)(1) applies, over (B) the actual Tax liability shown on such Tax Return; provided, however, that if the amount determined under clause (B) exceeds the amount determined under clause (A), then GEFAHI will make a payment equal to 80 percent of the amount of such excess to Genworth, and any such payments to Genworth, together with any payments to Genworth under Section 9(d) or Section 9(e), will be treated as negative Tax Benefit Payments.  Notwithstanding anything in this Agreement to the contrary, the total amount of all Tax Benefit Payments (less negative Tax Benefit Payments) pursuant to this Agreement (determined without regard to any payment made in respect of an increase or decrease in Schedule B pursuant to Section 9(c)(1) or (2)) will not at any time exceed $640 million.  The amount of any Tax Benefit Payments not made by reason of the preceding sentence (together with interest thereon at the Section 12 Rate) will be offset against and reduce (but not below zero) the amount of any subsequent negative Tax Benefit Payments that otherwise would be required to be made pursuant to this Agreement.

(ii)  For purposes of this Agreement, any right to receive a refund of Tax or tax sharing payment will be treated as a negative Tax liability, the excess of a positive Tax liability over a negative Tax liability will be equal to the sum of the absolute values of such Tax liabilities, and the excess of a negative Tax liability having a smaller absolute value over a negative Tax liability having a larger absolute value will be equal to the difference in the absolute values of such Tax liabilities.

(iii)  Any Tax Benefit Payments pursuant to Section 9(a)(2)(i) will be made by Genworth to GEFAHI (or any negative Tax Benefit Payments pursuant to Section 9(a)(2)(i) will be made by GEFAHI to Genworth) in accordance with clauses (A) through (F) set forth below.

(A)   Except for any payment deferred under Section 9(a)(2)(iii)(C), Tax Benefit Payments will be made by Genworth on each Schedule B Date during the first Taxable Year ending after the Closing Date and the first Taxable Year ending after the IPO Date as shown in Schedule C.

(B)   Except for any payment deferred under Section 9(a)(2)(iii)(C), for each Taxable Year (other than any Taxable Year described in Section 9(a)(2)(iii)(A)) beginning prior to the Final Date, a positive or negative Tax Benefit Payment will be made on each Schedule B Date during such then-current Taxable Year equal to 25% of the Tax Benefit Payment determined under Section 9(a)(2)(i) for the prior Taxable Year, multiplied in the case of a positive Tax Benefit Payment by a fraction whose numerator is equal to (1) the total of the amounts shown on Schedule B with respect to such then-current Taxable Year, and whose denominator is equal to (2) the total of the amounts shown on Schedule B with respect to such prior Taxable Year; provided, however, that if such prior Taxable Year includes fewer than twelve full calendar months, the denominator of such fraction will be multiplied by twelve, and the numerator will be multiplied by the number of complete months in such prior Taxable Year.

(C)   If Genworth is otherwise required to make any Tax Benefit Payment on any Schedule B Date during any Taxable Year to GEFAHI pursuant to Section 9(a)(2)(iii), then Genworth may (in its sole and absolute discretion) elect to defer such payment.  If Genworth elects to defer any Tax Benefit Payment pursuant to this Section 9(a)(2)(iii)(C), then (1) such Tax Benefit Payment will be made on or before the due date (without extensions) for such Taxable Year together with interest at the rate specified in Section 12, compounded on a daily basis, from (but not including) such Schedule B Date to (and including) the date of payment, and (2) such Tax Benefit Payment will be deemed (for all other purposes of this Section 9) to have been made on such Schedule B Date.

(D)   If (1) any amount payable by Genworth to GEFAHI under Section 9(a)(2)(i) for any Taxable Year exceeds (2) the aggregate amount of the Tax Benefit Payments made by Genworth to GEFAHI for such Taxable Year under Section 9(a)(2)(iii)(A), (B), or (C) (less the aggregate amount of the negative Tax Benefit Payments made by GEFAHI to Genworth for such Taxable Year under Section 9(a)(2)(iii)(B)), then Genworth will make a Tax Benefit Payment equal to the amount of such excess to GEFAHI; provided, however, that if the amount determined under subclause (2) exceeds the amount determined under subclause (1), then GEFAHI will make a payment equal to the amount of such excess to Genworth, and such payment to Genworth will be treated as a negative Tax Benefit Payment.

(E)   If (1) any amount payable by GEFAHI to Genworth under Section 9(a)(2)(i) for any Taxable Year, exceeds (2) the aggregate amount of the negative Tax Benefit Payments made by GEFAHI to Genworth for such Taxable Year under Section 9(a)(2)(iii)(B) (less the aggregate amount of the Tax Benefit Payments made by Genworth to GEFAHI for such Taxable Year under Section 9(a)(2)(iii)(A), (B), or (C)), then GEFAHI will make a negative Tax Benefit Payment equal to the amount of such excess to Genworth; provided, however, that if the amount determined under subclause (2) exceeds the amount determined under subclause (1), then Genworth will make a Tax Benefit Payment equal to the amount of such excess to GEFAHI.

(F)   Any positive or negative Tax Benefit Payment pursuant to Section 9(a)(2)(iii)(D) or (E) will be made in immediately available funds within 30 days after the due date (with extensions) for the Genworth federal income Tax Return for the relevant Taxable Year together with interest from the date that is midway between the first and final Schedule B Dates of such Taxable Year to the date of payment.

(3)  For purposes of Section 9(a)(2)(i), actual Tax liability will be determined by taking into account all relevant facts and circumstances including, for avoidance of doubt, any payments made pursuant to this Section 9 or any other provision of this Agreement; provided, however, that (i) any net Tax benefit for such Taxable Year resulting from the items shown in Schedule D attached hereto will not be taken into account; (ii) any change in the tax basis of any asset of any Genworth Company (or any interest deduction) resulting from any payments made under Section 9(b)(2) or (3) for any Taxable Year will not be taken into account; (iii) any change in the tax basis of any asset of any Genworth Company resulting from any compensation paid as described in Section 9(a)(1)(ii) in any Taxable Year will not be taken into account; and (iv) in respect of Florida or Illinois income Tax Returns of any Genworth Company that is an insurance company, the actual income Tax liability for any Taxable Year will be decreased in an amount equal to any actual reduction in Florida or Illinois premium, retaliatory, or similar Tax liability that such Genworth Company obtains at any time as a result of its actual income Tax liability for such Taxable Year, and (v) in respect of any Florida or Illinois income Tax Returns of Genworth Companies that are not insurance companies, the actual income Tax liability will be deemed to be equal to zero.

(4)  If (i) the cumulative amount of the projected Tax Benefit Payments shown on Schedule B (without taking into account any increase or decrease pursuant to Section 9(c)) to and including any Schedule B Date, exceeds (ii) the cumulative amount of the actual Tax Benefit Payments made by Genworth (less the cumulative amount of any actual negative Tax Benefit Payments made by GEFAHI) as of such date (determined without regard to any payment made pursuant to this Section 9(a)(4) on such date), then Genworth may, in its sole and absolute discretion, make additional Tax Benefit Payments equal to all or any portion of such excess on such date.

(b) (1)   For purposes of Section 9(a)(3), the net Tax benefit for any Taxable Year resulting from the items shown on Schedule D will be equal to the excess (if any) of (i) the Tax liability that would have been shown on each Tax Return for such Taxable Year determined without regard to any item shown in Schedule D (and without regard to any hypothetical assumption described in Section 9(a)(1)(i)), over (ii) the sum of (x) the actual Tax liability shown on such Tax Return (determined as provided in Section 9(a)(3) without regard to subdivision (i) thereof), and (y) the costs reasonably incurred by Genworth in realizing such net Tax benefit.

(2)  If, for any Taxable Year ending on or prior to the Final Date, the amount determined under Section 9(b)(1)(i) exceeds the amount determined under Section 9(b)(1)(ii), then Genworth will pay an amount equal to 50 percent of such excess to GEFAHI.

(3)  If, for any Taxable Year ending on or prior to the Final Date, the amount determined under Section 9(b)(1)(ii) exceeds the amount determined under Section 9(b)(1)(i), then GEFAHI will pay an amount equal to 50 percent of such excess to Genworth.

(4)  Any payment made pursuant to this Section 9(b) will not be considered a “Tax Benefit Payment” or a “negative Tax Benefit Payment” for any purpose of this Agreement.  Any such payment will be made in immediately available funds within 30 days after such Tax Return is filed and will be treated as an adjustment to the consideration paid for the Genworth Assets pursuant to Section 2 of the Master Agreement; provided, however, that a portion of any such payment equal to the excess of (i) the amount of such payment, over (ii) the present value of such payment (determined as of the Closing Date by using the Section 12 Rate as the discount rate), or such larger portion as may be required by Section 483, Section 1274, or any other provision of the Code, will be treated as interest.

(c) (1)   If (i) the cumulative amount of the projected Tax Benefit Payments shown on Schedule B (taking into account any increase or decrease pursuant to this Section 9(c)) to and including any Schedule B Date exceeds (ii) the sum of (A) the cumulative amount of the actual Tax Benefit Payments made by Genworth pursuant to Section 9(a) and Section 9(d) (less the cumulative amount of any actual negative Tax Benefit Payments made by GEFAHI pursuant to Section 9(a)) as of such date, plus (B) the amount of any additional Tax Benefit Payments made by Genworth pursuant to Section 9(a)(4) on or before such date, then the amount shown on Schedule B for the next Schedule B Date will be increased by an amount equal to interest on such excess at the rate specified in Section 12, compounded on a daily basis, from (but not including) the Schedule B Date for which such excess has been determined to (and including) the next subsequent Schedule B Date.  Any such increase in the amount shown in Schedule B will not be taken into account for purposes of the last sentence of Section 8(b).

(2)  If (i) the amount specified in Section 9(c)(1)(ii) as of any Schedule B Date exceeds (ii) the amount specified in Section 9(c)(1)(i) for such date, then the amount shown on Schedule B for the next Schedule B Date will be decreased by an amount equal to interest on such excess at the rate specified in Section 12, compounded on a daily basis from (but not including) the Schedule B Date for which such excess has been determined to and including the next subsequent Schedule B Date.  Any such decrease in the amount shown in Schedule B will not be taken into account for purposes of the last sentence of Section 8(b).

(3)  (i)   Genworth will maintain (subject to review, adjustment, and approval by GE, which approval will not be unreasonably withheld) a running balance of the aggregate net increase or decrease in the amount shown on Schedule B pursuant to this Section 9(c).

(ii)  If there is an aggregate net increase in the amount shown on Schedule B pursuant to this Section 9(c) as of any Schedule B Date (determined without regard to any payment made by Genworth to GEFAHI on such Schedule B Date pursuant to this Section 9(c)(3)(ii)), then Genworth may, in its sole and absolute discretion, make an additional payment to GEFAHI on such Schedule B Date in an amount equal to all or any portion of such aggregate net increase, and the amount shown on Schedule B for such Schedule B Date will be decreased by the amount of such payment.  Any such decrease in the amount shown on Schedule B will not be taken into account for purposes of the last sentence of Section 8(b).

(iii)  Genworth will pay to GEFAHI an amount equal to any aggregate net increase in the amount shown on Schedule B pursuant to this Section 9(c) as of the Final Date, or GEFAHI will pay Genworth an amount equal to any aggregate net decrease in the amount shown on Schedule B pursuant to this Section 9(c) as of the Final Date.  Any such payment will be made in immediately available funds within 30 days after such Final Date and will be made together with interest at the Section 12 Rate from (but not including) the Final Date to (and including) the date on which such payment is made.

(iv)  If Section 9(d)(1) applies in respect of an Acceleration Event, then Genworth will make a payment to GEFAHI equal to any aggregate net increase in the amount shown on Schedule B pursuant to Section 9(c) as of the last Schedule B Date on or prior to the date of the Acceleration Event, or GEFAHI will make a payment to Genworth equal to any aggregate net decrease in the amount shown on Schedule B pursuant to Section 9(c) as of such date.  Any such payment will be made by Genworth to GEFAHI (or by GEFAHI to Genworth) in immediately available funds on or before the first Schedule B Date subsequent to the Acceleration Event.

(v)  If Section 9(d)(2) or (3) applies in respect of an Acceleration Event, then Genworth will make a payment to GEFAHI equal to the Acceleration Fraction multiplied by any aggregate net increase in the amount shown on Schedule B pursuant to Section 9(c) as of the last Schedule B Date on or prior to the date of the Acceleration Event, or GEFAHI will make a payment to Genworth equal to the Acceleration Fraction multiplied by any aggregate net decrease in the amount shown on Schedule B pursuant to Section 9(c) as of such date.  Any such payment will be made by Genworth to GEFAHI (or by GEFAHI to Genworth) in immediately available funds on or before the first Schedule B Date subsequent to the Acceleration Event, and the amount shown on Schedule B for such Schedule B Date will be decreased by the amount of such payment.  Any such decrease in the amount shown on Schedule B will not be taken into account for purposes of the last sentence of Section 8(b).

(vi)  Any payment made pursuant to this Section 9(c)(3) will not be considered a “Tax Benefit Payment” for any purpose of this Agreement.  Any such payment will be treated as a payment with respect to the debt instrument described in Section 9(f).

(d)  (1)   Subject to Section 9(d)(5), if there is an Acceleration Event of Genworth, then Genworth will make a Tax Benefit Payment to GEFAHI equal to the total present value of all amounts shown on Schedule B (determined without regard to any increase or decrease pursuant to Section 9(c)) for each Schedule B Date subsequent to the date of the Acceleration Event.

(2)  Subject to Section 9(d)(5), if there is an Acceleration Event of any Genworth Company other than Genworth, then (except as provided in Section 9(d)(3)) Genworth will make a Tax Benefit Payment to GEFAHI equal to the product of (i) the amount determined pursuant to Section 9(d)(1), and (ii) a fraction (the “Acceleration Fraction”) whose numerator is equal the present value of all amounts shown on Schedule B (determined without regard to any increase or decrease pursuant to Section 9(c)) attributable to such Genworth Company for each Schedule B Date subsequent to the date of the Acceleration Event, and whose denominator is equal to the total present value of all amounts shown on Schedule B (determined without regard to any increase or decrease pursuant to Section 9(c)) for all such subsequent Schedule B Dates.

(3)  If there is an Acceleration Event of any Genworth Company other than Genworth, then Section 9(d)(2) will not apply if all of the following conditions are satisfied prior to the first Schedule B Date subsequent to such Acceleration Event:  (i) Genworth notifies GE in writing that it has irrevocably elected to have this Section 9(d)(3) apply; (ii) such Genworth Company (or any Person that has acquired Control of such Genworth Company) agrees in writing to become obligated to pay the Acceleration Fraction of all amounts shown on Schedule B (determined without regard to any increase or decrease under Section 9(c)) for each Schedule B Date subsequent to the Acceleration Date; (iii) such agreement is in form and substance reasonably satisfactory to GE; and (iv) no credit rating of such Genworth Company (or other Person becoming obligated pursuant to Section 9(d)(3)(ii)) is less than the corresponding credit rating of Genworth at the time of such Acceleration Event, or the credit standing of such Genworth Company (or other Person) is otherwise acceptable to GE.

(4)  If there has been an Acceleration Event of any Genworth Company, then (for all purposes of this Agreement) the Taxable Year of such Genworth Company will be deemed to end on the date of such Acceleration Event, and, if the payment described in Section 9(d)(1) or 9(d)(2) is made or the conditions of Section 9(d)(3) are satisfied, Section 9(a)(1) will not apply to any Tax Return filed by such Genworth Company for any Taxable Year beginning after the date of such Acceleration Event.  For purposes of this Section 9(d), present value will be determined as of the date of the Acceleration Event by using the interest rate specified in Section 12, compounded on a daily basis, as the discount rate.  Any Tax Benefit Payment (or negative Tax Benefit Payment) pursuant to this Section 9(d) will be made by Genworth to GEFAHI

(or by GEFAHI to Genworth) in immediately available funds on or before the first Schedule B Date subsequent to such Acceleration Event.

(5)  The payments described in Sections 9(d)(1) and 9(d)(2) shall not be made without approval of the domiciliary state insurance regulatory authorities of each of the U.S. insurance subsidiaries of Genworth, which approvals shall be within the sole discretion of such regulatory authorities.  Genworth shall use its reasonable best efforts to obtain such regulatory approvals.

(e)  If as of the Final Date (1) the cumulative amount of all projected Tax Benefit Payments shown on Schedule B (without taking into account any increase or decrease pursuant to Section 9(c)) exceeds (2) the cumulative amount of the actual Tax Benefit Payments made by Genworth pursuant to Section 9(a) and (d) (less the cumulative amount of the actual negative Tax Benefit Payments made by GEFAHI pursuant to Section 9(a) and (d)), then Genworth will make a Tax Benefit Payment equal to the amount of such excess to GEFAHI; provided, however, that if the amount determined under clause (2) of this Section 9(e) exceeds the amount determined under clause (1) of this Section 9(e), then GEFAHI will make a negative Tax Benefit Payment equal to the amount of such excess to Genworth.  Any such Tax Benefit Payment will be made by Genworth to GEFAHI (or by GEFAHI to Genworth) in immediately available funds within 30 days after such Final Date and will be made together with interest at the Section 12 Rate from (but not including) the last Schedule B Date to (and including) the date on which such Tax Benefit Payment is made.

(f)  The Tax Benefit Payments to be made pursuant to this Section 9, together with any other payments to be made by Genworth pursuant to Section 9(c), will be treated for income tax purposes, including on Schedule A and Schedule B (without duplication), as a debt instrument described in Treas. Reg. § 1.1272-1(c)(2) issued to GEFAHI as part of the consideration paid for the Genworth Assets pursuant to Section 2 of the Master Agreement.  Such debt instrument will be treated as bearing interest at the Section 12 Rate, or at such greater rate as may be required by Section 1274 or any other provision of the Code.

(g)  For each Taxable Year beginning after the Closing Date and prior to the Final Date, the Chief Financial Officer of Genworth will provide to GEFAHI a certification to the effect that all computations made pursuant to this Agreement have been made without regard to any transaction a significant purpose of which is to reduce or defer any amount payable by Genworth pursuant to this Section 9.  If the Chief Financial Officer of Genworth determines that it is necessary to adjust any computations made pursuant to this Agreement in order to provide the certification required by the preceding sentence, then such Chief Financial Officer will be permitted to make such adjustments in a manner reasonably acceptable to GE.

SECTION 10.   Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment (together with any interest thereon or other Schedule B amount due) required to be made by Genworth to GEFAHI pursuant to Section 9 of this Agreement will rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any debt or other liabilities of Genworth (collectively, the “Outstanding Obligations”).  Accordingly, in the event that Genworth has insufficient funds on the date any Tax Benefit Payment (together with any interest thereon or other Schedule B amount due) is required to be made hereunder to pay in full both (a) the Outstanding Obligations due and payable on such date and (b) the Tax Benefit Payment due and payable on such date (together with any interest thereon or other Schedule B amount due), Genworth may forego payment of such Tax Benefit Payment (together with any interest thereon or other Schedule B amount due) on such date, but only to the extent necessary to pay in full the Outstanding Obligations due and payable on such date; provided, however, that the amount of any Tax Benefit Payment (together with any interest thereon or other Schedule B amount due) foregone pursuant to this sentence will carry over and be payable by Genworth to GEFAHI (together with any interest thereon) at such time as, and to the extent that, Genworth’s available funds exceed the amount necessary to pay in full its Outstanding Obligations due and payable at such time.

SECTION 11.   Other Tax Sharing Agreements.  All rights and obligations of GE and its Affiliates (with respect to the Genworth Companies) and of the Genworth Companies (with respect to GE and its Affiliates) to make or receive any Tax sharing payments (other than pursuant to this Agreement) will terminate immediately prior to Closing; provided, however, that notwithstanding Section 7(a)(1), (a) the GECA Tax Allocation Agreement will remain in effect as to UFLIC pursuant to Section 5 of such Agreement for each Taxable Year in which UFLIC was included in the GECA Affiliated Group, (b) the GEFAHI Tax Allocation Agreement will remain in effect as to each Genworth Company that was a party thereto pursuant to Section 5 of such Agreement for each Taxable Year in which such Genworth Company was included in the GE Affiliated Group, (c) the GECC Tax Allocation Agreement will remain in effect as to each Genworth Company that was a party thereto pursuant to Section VII of such Agreement for each Taxable Year in which such Genworth Company was included in the GE Affiliated Group; and provided, further, that the amount payable by or to any Genworth Company pursuant to the GECA Tax Allocation Agreement, the GEFAHI Tax Allocation Agreement, or the GECC Tax Allocation Agreement will be determined without taking into account any Transaction Taxes (determined for purposes of this proviso without regard to Section 3(a)(2)(ii)(A) and (B)).

SECTION 12.   Interest.  In the event that any payment required to be made under this Agreement is made after the date on which such payment is due, interest will accrue on the amount of such payment from (but not including) the due date of such payment to (and including) the date such payment is actually made at [specify rate equal to Genworth’s cost funds at Closing determined with reference to compounding on a daily basis], compounded on a daily basis; provided, however, that no interest will accrue pursuant to this Section 12 to the extent that such interest would be duplicative of interest payable under Section 9(b).

SECTION 13.   Adjustments.  (a)   If any adjustment (other than any adjustment to which Section 5(b) applies) is made to any income, deduction, gain, loss, credit, or other item, as the result of any amended return, audit, or otherwise, and the amount of any payment required under this Agreement would have been different if such adjustment had been made at the time the amount of such payment was determined, then GE or GEFAHI will make a payment to Genworth equal to the amount of any such difference that was detrimental to Genworth or its Affiliates (or Genworth will pay GE or GEFAHI the amount of any such difference that was detrimental to GE or GEFAHI or its Affiliates).  Any such payment (an “Adjustment Payment”) will be made within 30 days after such adjustment becomes final together with interest at the Section 12 Rate from (but not including) the date of the original payment to (and including) the date such payment is actually made; provided, however, that in the case of any such adjustment for any Taxable Year that results from the carryback of any net operating loss or other Tax Attribute from any subsequent Taxable Year, such Adjustment Payment will be made together with interest at the Section 12 Rate from (but not including) the date on which the relevant Tax Return is filed for such subsequent Taxable Year to (and including) the date such payment is actually made.  Any Adjustment Payment (exclusive of interest) which represents an adjustment to a prior Tax Benefit Payment or negative Tax Benefit Payment will be treated as a Tax Benefit Payment or negative Tax Benefit Payment, as the case may be.

(b)  If GE makes a Life/Non-Life Election for any Taxable Year beginning on or prior to January 1, 2004, then GEFAHI will pay to Genworth an amount equal to (1) the excess (if any) of the actual net aggregate Tax liability incurred by the Genworth Companies for such Taxable Year and each subsequent Taxable Year ending on or before the Final Date, over (2) the amount of such aggregate net Tax liability incurred by the Genworth Companies determined as if such Life/Non-Life Election had not been made; provided, however, that if the amount determined under subparagraph (2) exceeds the amount determined under subparagraph (1), then Genworth will make a payment equal to the amount of such excess to GEFAHI.  Any amount payable under this Section 13(b) in respect of any Taxable Year will be made in immediately available funds within 30 days after the date on which the Genworth federal income tax return is filed for such Taxable Year.

(c)  If (1) the amount determined with respect to any Genworth Company under Section 3(a)(2)(i)(B) exceeds (2) the amount determined with respect to such Genworth Company under Section 3(a)(2)(i)(A), then Genworth will pay an amount equal to such excess to GE.  Any amount payable under this Section 13(c) will be made in immediately available funds within 30 days after the date on which the Genworth federal income tax is filed for the Taxable Year in which the Closing occurs.

(d)  If (1) the amount determined under Section 1(j)(2), exceeds (2) the amount determined under Section 1(j)(1), then Genworth will pay an amount equal to such excess to GE.  Any amount payable under this Section 13(d) will be made in immediately available funds within 30 days after the date on which the Brookfield federal income Tax return is filed for the Taxable Year ending December 31, 2003.

(e)  If (1) any Genworth Company recognizes any loss on a Transaction, and (2) the loss is deferred under Section 267(f) of the Code (other than any such loss to which GE or any Affiliate of GE (other than any Genworth Company) succeeds under Section 381 of the

Code), then Genworth will pay an amount equal to 35% of such loss to GE.  Any amount payable under this Section 13(e) will be made in immediately available funds within 30 days after the date on which the Genworth federal income Tax return is filed for the Taxable Year in which such Transaction occurs.  For the avoidance of doubt, this Section 13(e) will not apply to any loss recognized pursuant to a Reinsurance Transaction.

(f)  Any amount paid pursuant to Section 13(b), (c), (d), or (e) will be treated as an adjustment to the consideration paid for the Genworth Assets pursuant to Section 2 of the Master Agreement; provided, however, that a portion of any such payment equal to the excess of (1) the amount of such payment, over (2) the present value of such payment (determined as of the Closing Date by using the Section 12 Rate as the discount rate), or such larger portion as may be required by Section 483, Section 1274, or any other provision of the Code, will be treated as interest.

SECTION 14.   No Duplicative Payments.  No duplicative payment of interest or any other amount will be required under this Agreement.

SECTION 15.   Tax Cooperation.  (a)   Under this Agreement and the Transition Services Agreement, GE and Genworth will furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Genworth Companies and the Genworth Business (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Taxes or Tax Return.  GE and Genworth will cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Genworth Companies and the Genworth Business, and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Agreement.  The party requesting cooperation under this Section 15 will reimburse the other party for any actual out-of-pocket expenses incurred in furnishing such cooperation, except that the amount of reimbursement for any services governed by the Transition Services Agreement for the time period specified therein shall be determined by that agreement.  All Tax records relating to the Genworth Business will be retained for at least seven (7) years after such records are created.

(b)  Pursuant to the Transition Services Agreement, for the time period specified therein, the GE Parties will provide to Genworth and GNA certain tax consulting, tax compliance, tax related-software, and other tax-related services (the “GE Tax Services”) as set forth in Schedule A of the Transition Services Agreement.  Further, for the time period specified in the Transition Services Agreement and as set forth in Schedule B of the Transition Services Agreement, Genworth and GNA will provide to the GE Parties certain tax-related services (the “Genworth

Tax Services”).  This Agreement incorporates the provisions of the Transition Services Agreement relating to the GE Tax Services and the Genworth Tax Services.  Any dispute relating to the performance of the GE Tax Services and the Genworth Tax Services or the fees payable for such services will be governed by the provisions of the Transition Services Agreement.

(c)  Unless there has previously been a Final Determination to the contrary, neither Genworth nor any of its Affiliates will take any position with respect to Taxes (including on any Tax Return or in connection with any Tax controversy) for any Taxable Year that is inconsistent with (1) any allocation shown on the Final Allocation Schedule, (2) any election made pursuant to Section 8, or (3) the treatment of any payment made pursuant to Section 9 as provided in this Agreement; provided, however, that Genworth will not be required to take any position if (A) Genworth obtains, at its sole cost and expense, an opinion of nationally recognized tax counsel mutually acceptable to Genworth and GE, to the effect that there is no “substantial authority,” within the meaning of Section 6662 of the Code, for such position, and (B) such opinion is reasonably satisfactory in form and substance to GE.

(d)  GE and Genworth will promptly provide to the other a copy of any written communication from or with the IRS or any other Taxing Authority that relates in any respect to the treatment of the Acquisition or any related transaction (including any communication that relates to the allocation shown on the Final Allocation Schedule).

SECTION 16.   Resolution of Disputes.  If any dispute arises between the parties hereto with respect to this Agreement, then, except as provided in Section 15(b), such dispute will be finally resolved by arbitration in which the sole arbitrator will be a person or firm chosen mutually by GE and Genworth.  If GE and Genworth are unable to agree on such a person or firm, then each will designate one person and the two persons so designated will choose a third person or firm that will be the sole arbitrator.  The parties expressly waive and forego any right to (a) punitive, exemplary, statutorily-enhanced, or similar damages in excess of compensatory damages, and (b) trial by jury.  The parties agree to use commercially reasonable efforts to resolve any arbitration within 30 days of the initiation of arbitration.  Any arbitration proceeding will take place in New York, New York unless the parties mutually agree to another location.  The parties agree that no appeal will lie from the arbitration award, that they will not challenge the award for any reason in any court, and that the arbitration award will have the force and effect of a judgment as if a court having jurisdiction thereof has entered judgment on the award.  The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16.  The parties expressly agree that this dispute resolution procedure governs disputes arising under this Agreement and that it supersedes dispute resolution provisions contained in any other Transaction Documents, including the Master Agreement.

SECTION 17.   Survival.  Except to the extent inconsistent with applicable law, the indemnity and payment obligations set forth in this Agreement will survive until the date which is six months after the date of expiration of the applicable statute of limitations (including any extensions thereof).  The right to indemnification with respect to claims of which notice was given prior to the expiration of the applicable survival period will survive such expiration until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

SECTION 18.   Amendment.  No provision of this Agreement may be waived, amended or modified except by a written instrument signed by the GE Parties and Genworth.

SECTION 19.   Transfer and Similar Taxes.  All stock transfer, real estate transfer, documentary, stamp, recording, ad valorem, and other similar Taxes arising out of, in connection with or attributable to the Transactions and incurred by any of the parties thereto will be borne and paid by GE.  Genworth will use its reasonable best efforts to secure, and to cause its Affiliates to secure, any available exemptions from any such Taxes and to cooperate with GE in providing any information and documentation that may be necessary to obtain such exemptions.

SECTION 20.   Additional Provisions.  Provisions of the Master Agreement that apply (mutatis mutandis) to this Agreement include only Sections 8.1 (Corporate Power; Fiduciary Duty); 8.2 (Governing Law); 8.3 (Survival of Covenants); 8.5 (Notices); 8.6 (Severability); 8.7 (Entire Agreement); 8.8 (Assignment; No Third-Party Beneficiaries); 8.9 (Public Announcements); 8.10 (Amendment); 8.11 (Rules of Construction); and 8.12 (Counterparts).

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

GENERAL ELECTRIC COMPANY		GENERAL ELECTRIC CAPITAL CORPORATION

By:		By:
	Name:	Name:
	Title:	Title:

GEI, INC.		GE FINANCIAL ASSURANCE HOLDINGS, INC.

By:		By:
	Name:	Name:
	Title:	Title:

GENWORTH FINANCIAL, INC.

By:
Name:
Title:

Annex A

ELECTION STATEMENT

This Election Statement is made this       day of      , 2003, among                , a                              corporation (the “Ceding Company”), and                                   , a             corporation (“Reinsurer”).

Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as in the [Assumption/Indemnity] Reinsurance Agreement by and between the Ceding Company and Reinsurer dated as of                , 2003 (the “Reinsurance Agreement”).

1.        The Ceding Company and Reinsurer hereby make a joint election under Treasury Regulation § 1.848-2(g)(8) (the “Joint Election”) with respect to the Reinsurance Agreement.

2.        The Ceding Company and Reinsurer hereby agree to include this Election Statement as an Addendum to the Reinsurance Agreement.

3.        The Ceding Company and Reinsurer hereby agree that the party with net positive consideration for the Reinsurance Agreement for each Taxable Year will capitalize specified policy acquisition expenses with respect to the Reinsurance Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

4.        The Ceding Company and Reinsurer hereby agree to exchange all necessary information pertaining to the amount of net consideration under the Reinsurance Agreement each year to ensure consistency.

5.        The Ceding Company will submit a schedule to Reinsurer by [                 ] of each year, of its calculation of the net consideration for the preceding calendar year.  This schedule of calculations will be accompanied by a statement signed by one of the Ceding Company’s officers stating that such net consideration will be reported on any United States federal income Tax Return filed with respect to the Ceding Company for the preceding calendar year.

6.        Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company by [                        ].  If Reinsurer does not so notify the Ceding Company the net consideration as determined by the Ceding Company will be reported on any United States federal income Tax Returns filed with respect to the Ceding Company or Reinsurer for the preceding calendar year.

7.        If Reinsurer contests the Ceding Company’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount by [date].  If the Ceding Company and Reinsurer reach agreement on an amount of the net consideration, such amount shall be reported on any United States federal income Tax Returns filed with respect to the Ceding Company or Reinsurer for the previous calendar year.

8.        The Ceding Company and Reinsurer hereby agree that the first Taxable Year for which the Joint Election is effective is the Taxable Year ending [December 31, 2004].

9.        Reinsurer represents and warrants that it is subject to United States taxation within the meaning of Treasury Regulation Section 1.848-2(h).

A-2

IN WITNESS WHEREOF, this Election Statement has been duly executed on the day and year first above written.

[CEDING COMPANY]

By:
Name:
Title:

[REINSURER]

By:
Name:
Title:

A-3

Annex B

ELECTION STATEMENT

This Election Statement is made this       day of       , 2004 between GE Financial Assurance Holdings, Inc., a Delaware corporation (“GEFAHI”), and                          , a                                 corporation (the “Company”).

WHEREAS, pursuant to the Master Agreement dated as of                 , 2003 among the General Electric Company, a New York corporation (“GE”), General Electric Capital Corporation, a Delaware corporation (“GECC”), GEI, Inc., a Delaware corporation (“GEI”), GE Financial Assurance Holdings, Inc., a Delaware corporation (“GEFAHI”, and collectively with GE, GEI, and GECC, the “GE Parties”), and Genworth Financial, Inc., a Delaware corporation (“Genworth”) (the “Master Agreement”), Genworth has agreed, on the terms and subject to the conditions set forth in the Master Agreement, to acquire (the “Acquisition”), directly or indirectly, all the outstanding shares of stock of certain subsidiaries of GE (such subsidiaries, together with Genworth, the “Genworth Companies”) in a transaction that will constitute (as to certain of such Genworth Companies) a qualified stock purchase within the meaning of Section 338(d)(3) of the Code.

WHEREAS, pursuant to the Tax Matters Agreement dated as of                                among the GE Parties and Genworth (the “GE-Genworth TMA”), GE and Genworth have agreed to make a Section 338(h)(10) election with respect to the Company in connection with the Acquisition (the “Section 338 Election”).

WHEREAS, in accordance with the Section 338 Election, the Company as of the Closing Date (“Old Company”) was treated as if it transferred all of its assets and liabilities, including its insurance contracts, to a new Company and then liquidated.

WHEREAS, pursuant to the GE-Genworth TMA, GE and Genworth have agreed to treat the deemed transfer of insurance contracts pursuant to the Section 338 Election as a deemed assumption reinsurance transaction (the “Deemed Reinsurance Transaction”) for federal income tax purposes in accordance with proposed Treas. Reg. § 1.338-11.

WHEREAS, GEFAHI, on behalf of Old Company, and Company wish to make an election under Treas. Reg. § 1.848-2(g) requiring the Company to capitalize specified policy acquisition expenses with respect to the Deemed Reinsurance Transaction without regard to the general deductions limitation (the “Section 848 Election”).

WHEREAS, there is no actual reinsurance agreement in which the Section 848 Election may be made with respect to the Deemed Reinsurance Transaction, and the parties to this Election Statement intend that, with respect to the Deemed Reinsurance Transaction, this Election Statement be included as an addendum to the transaction documents in accordance with Treas. Reg. § 1.848-2(g)(8)(ii).

NOW THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, and conditions contained in the Election Statement, the parties to this Election Statement agree as follows:

1.        Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as in the GE-Genworth TMA.

2.        GEFAHI, as successor in interest to Old Company, and the Company hereby make a joint election under Treasury Regulation § 1.848-2(g)(8) (the “Joint Election”) with respect to the Deemed Reinsurance Agreement.

3.        GEFAHI and the Company hereby agree that the Company will capitalize specified policy acquisition expenses with respect to the Deemed Reinsurance Transaction without regard to the general deductions limitation of Section 848(c)(1) of the Code.

4.        GEFAHI and the Company hereby agree to exchange all necessary information pertaining to the amount of net consideration with respect to the Deemed Reinsurance Transaction to ensure consistency.

5.        GEFAHI and the Company hereby agree that the first Taxable Year for which the Joint Election is effective is the Taxable Year ending on the Closing Date.

6.        The Company represents and warrants that it is subject to United States taxation within the meaning of Treas. Reg. § 1.848-2(h).

IN WITNESS WHEREOF, this Election Statement has been duly executed on the day and year first above written.

GE FINANCIAL ASSURANCE HOLDINGS, INC.

By:
Name:
Title:

[THE COMPANY]

By:
Name:
Title: